Exhibit 99.1
The Scotts Miracle-Gro Company                              NEWS

Scotts Miracle-Gro Announces Results of Annual Shareholders’ Meeting
John S. Shiely appointed to fill a vacancy on the Board of Directors
     MARYSVILLE, Ohio (January 25, 2007) — Shareholders of The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, today re-elected four members of its Board of Directors for a term that expires in 2010.
     Re-elected to the Board during the Company’s Annual Meeting of Shareholders were Mark R. Baker, 49, chief executive officer of Gander Mountain Company; Joseph P. Flannery, 74, president, chief executive officer and chairman of the Board of Directors of Uniroyal Holding, Inc.; Katherine Hagedorn Littlefield, 51, chair of the Hagedorn Partnership; and Patrick J. Norton, 56, retired executive vice president and chief financial officer of ScottsMiracle-Gro.
     Shareholders also rejected a shareholder proposal that requested the Company provide additional reporting on its efforts to oppose local legislation to the sale of products.
     Separately, the Board of Directors appointed John S. Shiely to fill one of two vacancies created with the retirement, effective today, of Board members John Walker, Ph.D., and John M. Sullivan.
     Shiely, 53, is chairman, president and chief executive officer of Briggs & Stratton Corporation, the largest manufacturer of small, air-cooled engines for lawn and garden and other outdoor power equipment. The company is also the largest producer of generators and pressure washers in the United States.
     “ScottsMiracle-Gro and its shareholders are fortunate to have a board member of John Shiely’s caliber to join us,” said Jim Hagedorn, chairman and chief executive officer. “He has a proven track record of leadership and driving shareholder value. I look forward to the insights and counsel he will bring to our board discussions. I also want to thank John Walker and Jack Sullivan for their contributions.”
     During the Annual Meeting, Hagedorn told shareholders he believes “the state of our business has never been stronger.”

     “We will recommit ourselves to running our business with the passion, innovation, accountability, flexibility, collaboration and ethical decision making that has brought us to where we are today,” Hagedorn said. “We will continue to bring new ideas to the consumer and new solutions to our retail partners. And our success in these endeavors will allow us to further enhance the value we deliver to shareholders.”
     An archive of the Company’s 2007 Annual Shareholders’ Meeting is available on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications of The Scotts Miracle-Gro Company
+1-937-578-5622